Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-184804 of Atlas Pipeline Partners, L.P. of our report dated April 26, 2012 (December 20, 2012 as to Notes 12 and 13) related to the consolidated financial statements of Cardinal Midstream, LLC and subsidiaries as of and for the year ended December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

April 12, 2013